Exhibit-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Shiner International, Inc. of our report dated March 3, 2010 relating to the financial statements which appear in this Form S-1. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Goldman Kurland  and Mohidin LLP
Encino, California
February 25, 2011